Exhibit 99.3
Consent of Director Nominee
     Pursuant to Rule 438 of the General Rules and Regulations under the Securities Act of 1933, as amended, I hereby consent to the use of my name, disclosure regarding my agreement to join the Board of Directors of Clean Diesel Technologies, Inc., a Delaware corporation (“Clean Diesel”), upon the consummation of the merger of CDTI Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Clean Diesel, with and into Catalytic Solutions, Inc., (“CSI”), and the disclosure of my biographical information included under the heading “Management Following The Merger” and elsewhere in the Clean Diesel and CSI joint proxy statement/information statement and prospectus included in the Registration Statement on Form S-4 to which this consent is an exhibit initially filed by Clean Diesel with the Securities and Exchange Commission on May 14, 2010 and in all amendments (including post-effective amendments) or supplements thereto.

/s/ Charles R. Engles, Ph.D.
Charles R. Engles, Ph.D.

Date: July 22, 2010